Exhibit 99.1

DuPont Fabros Technology, Inc. Announces Closing of $600 Million Senior Notes Offering by Its Subsidiary, DuPont Fabros Technology, L.P.

Washington, D.C., September 24, 2013 — DuPont Fabros Technology, Inc. (NYSE: DFT) (the “Company”) today announced that its subsidiary, DuPont Fabros Technology, L.P. (the “Operating Partnership”), has closed its previously announced offering of $600 million aggregate principal amount of senior notes due September 15, 2021 (the “Notes”). The Notes have an interest rate of 5.875% per annum and were issued at a price equal to 100% of their face value. The Notes are unconditionally guaranteed, jointly and severally, on a senior unsecured basis by the Company and certain of its subsidiaries.

The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any of the Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About DuPont Fabros Technology, Inc.

DuPont Fabros Technology, Inc. (NYSE: DFT) is a leading owner, developer, operator and manager of enterprise-class, carrier-neutral, large multi-tenanted wholesale data centers. The Company’s facilities are designed to offer highly specialized, efficient and safe computing environments in a low-cost operating model. The Company’s customers outsource their mission critical applications and include national and international enterprises across numerous industries, such as technology, Internet content providers, media, communications, cloud-based, healthcare and financial services. The Company’s ten data centers are located in four major U.S. markets, which total 2.5 million gross square feet and 218 megawatts of available critical load to power the servers and computing equipment of its customers. DuPont Fabros Technology, Inc., a real estate investment trust (REIT), is headquartered in Washington, DC.

SOURCE: DuPont Fabros Technology, Inc.

Contact: Mark Wetzel, Executive Vice President, Chief Financial Officer and Treasurer of DuPont Fabros Technology, Inc., +1-202-728-0033